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                                                                  EXHIBIT 10.aa


                                                      CONFORMED COPY

                                PURCHASE AGREEMENT


        PURCHASE AGREEMENT dated as of January 26, 1990 between Masco Corporation, a Delaware corporation ("Masco"), and TriMas Corporation, a Delaware corporation ("TriMas").

        WHEREAS, Masco or its wholly-owned subsidiary Masco Corporation of Indiana, an Indiana corporation ("Masco Indiana") owns all of the outstanding capital stock of Compact Corporation, a Delaware corporation ("Compact"), Fulton Manufacturing Corporation, a Delaware corporation ("Fulton"), Netcong Investments, Inc., a New Jersey corporation ("Netcong"), Reese Products, Inc., an Indiana corporation ("Reese"), Reese Products of Canada Ltd., an Ontario corporation ("RCL"), Reese Service Center of California, Inc., a California corporation ("RSC") and Hayman-Reese Pty. Ltd., a company organized under the laws of the State of Victoria, Australia ("Hayman"). The foregoing companies (other than TriMas, Masco and Masco Indiana) are referred to individually as a "Company" and collectively as the "Companies"; Fulton and the Subsidiary (as hereinafter defined) are collectively referred to as the "Fulton Group"; Compac and Netcong are collectively referred to as the "Compac Group"; and Reese, RCL, RSC and Hayman are collectively referred to as the "Reese Group". The Fulton Group, Compac Group and Reese Group are individually referred to as a "Group" and collectively as the "Groups".

        WHEREAS, TriMas wishes to purchase from Masco and Masco Indiana and Masco wishes to sell or cause to be sold to TriMas, upon the terms and conditions hereinafter provided, all of the outstanding shares of capital stock of each of the Companies;

        NOW, THEREFORE, the parties agree as follows:


                                      I
                       REPRESENTATIONS AND WARRANTIES
                                  OF MASCO

        1.00  Masco represents and warrants to TriMas as follows:

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        1.01  Each of the Companies and the Subsidiary is a corporation duly organized, existing and in good standing under the laws of the jurisdiction of its incorporation, has full power and authority to own its properties and to carry on its business as now conducted, and is in good standing and duly qualified to conduct business as a foreign corporation in each of the jurisdictions in which the ownership or leasing of its properties or the conduct of its business requires such qualification.

        1.02 The authorized capitalization of each of the Companies is set forth in Schedule I hereto. The outstanding shares of capital stock of each of the Companies (collectively the "Shares") are owned of record and beneficially by Masco or Masco Indiana as set forth in Schedule I hereto, free and clear of all liens, encumbrances and claims. All outstanding shares of capital stock of Masco Indiana are owned of record and beneficially by Masco, free and clear of all liens, encumbrances and claims. No other shares of capital stock of any of the Companies are authorized, issued or outstanding. All of the Shares are validly issued, fully paid and nonassessable. There are no options, calls, warrants or other securities or rights outstanding which are convertible into, exercisable for or relate to any shares of capital stock of any of the Companies. As of the Closing (as hereinafter defined), there will be no accrued or unpaid dividends on any equity securities of any of the Companies.

        1.03 Except for the ownership by Fulton of all of the outstanding capital stock of Spar Marine Manufacturing Limited, a British Columbia corporation (the "Subsidiary"), the Companies do not own directly or indirectly any interest or have any investment in any corporation or other business. The Subsidiary was acquired by Fulton on September 6, 1989. All outstanding shares of capital stock of the Subsidiary are owned of record and beneficially by Fulton, free and clear of all liens, encumbrances and claims, and such shares are validly issued, fully paid and nonassessable. There are no options, calls, warrants or other securities or rights outstanding which are convertible into, exercisable for or relate to any shares of capital stock of the Subsidiary.

        1.04 Exhibit 1.04(a) (the "Financial Statements") consists of copies of the respective unaudited consolidated balance sheets as of December 31, 1986, 1987, 1988 and 1989 for the Compac Group, the

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Reese Group and the Fulton Group and the related unaudited consolidated statements of income for the fiscal years then ended.  Except as described on
Exhibit 1.04(b), in the aggregate the Financial Statements:

            (i) are true, complete and correct in all material respects as of the respective dates and for the respective periods stated above;

            (ii) fairly present the properties, assets, financial position and results of operations of the Groups as of the respective dates and for the respective periods stated above; and

            (iii) have been prepared pursuant to and in accordance with generally accepted accounting principles applied on a consistent basis.

Except as described on Exhibit 1.04(b), all inventories of the Groups, net of reserves, are reflected in the Financial Statements and are valued at the lower of cost or net realizable value with cost determined principally by use of the first in, first out method. Except as described on Exhibit 1.04(b), in the aggregate for all of the Groups, adequate provision has been timely made in the Financial Statements for doubtful accounts and other receivables; sales are stated in the Financial Statements net of discounts, returns and allowances; all taxes assessable against the Groups and due or paid are timely and adequately reflected in the Financial Statements and all taxes assessable against the Groups for any period prior to the Effective Date (as hereinafter defined) but not due and payable as of December 31, 1989 are fully accrued or otherwise provided for therein to the extent required by generally accepted accounting principles; 1989 year-end bonuses paid or payable to employees of the Groups are reflected as an expense in the Financial Statements for the year ended December 31, 1989, and to the extent such bonuses were not paid on or before December 31, 1989, they are accrued as liabilities on the December 31, 1989 balance sheets (the "December Balance Sheets") included in the Financial Statements; and the Groups had no liability or obligation as of the close of business on December 31, 1989, whether accrued, absolute, or contingent, arising out of transactions entered into or any facts existing on or prior to the dates of the Financial Statements, except for liabilities and


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obligations timely reflected therein or as indicated in the Exhibits hereto and except for contractual or other obligations of performance which do not arise by reason of a default in performance and which are not required to be reflected in the Financial Statements under generally accepted accounting principles consistently applied. All transactions between each of the Groups and any affiliates of such Groups during 1989 in excess of $50,000 in any transaction or series of related transactions are set forth on Exhibit 1.04(c).

        1.05 All corporate action of each of the Companies and the Subsidiary has been duly recorded in its respective corporate minute books and duly authorized and adopted in accordance with applicable law and its respective by-laws and charter documents.

        1.06 Masco and each Company and the Subsidiary have filed returns for and paid in full all taxes, penalties, interest and related charges and fees relating to the Companies and the Subsidiary to the extent such filings and payments are required prior to the date hereof (it being understood that payments relating to any period from and after the Effective Date as well as liabilities reflected in the December Balance Sheets are for the account of TriMas). Neither any Company nor the Subsidiary has a deficiency with respect to any tax period ending prior to the Effective Date and neither any Company nor the Subsidiary is or will be subject to any current or deferred liability with respect to taxes or penalties or interest thereon, or related charges and fees, whether or not assessed, arising out of transactions entered into or any facts existing prior to the Effective Date, which are not timely and adequately provided for in the tax accruals in the most recent of the Financial Statements. Neither Masco, Masco Indiana nor any of the Companies or the Subsidiary has ever filed an election under Section 341(f) of the Internal Revenue Code. No question has been raised by the Internal Revenue Service in the course of any current audit or audit during the three year period prior to the Effective Date relating to any asset, transaction or matter of any of the Companies.

        1.07 Since December 31, 1989 there has not been any material adverse change, either individually or in the aggregate, in the general affairs, business, prospects, properties, financial position, results of operations, or net equity of any of the respective Groups; except as set forth on Exhibit 1.07, the

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business affairs of the respective Groups have since such date been conducted in the same manner as theretofore conducted and in the usual and ordinary course; after the close of business on such date no transaction has taken place and no material contract has been entered into in respect of any of the Groups other than in the usual and ordinary course of business; and specifically, without limitation of the foregoing, there have been no sales, removals or deliveries of inventory reflected in the December Balance Sheets (other than shipments of inventory in the usual and ordinary course of business consistent with past practice), machinery, fixtures or other tangible or intangible assets of any nature material to the conduct of the business of any of the Groups, respectively, since that date.

        1.08 Since December 31, 1989 there has been no casualty, loss, damage or destruction to any properties of any Group that is material to such Group, whether or not covered by or compensated under any insurance policy.

        1.09 Since December 31, 1989, neither any Company nor the Subsidiary has:

            (i) merged or consolidated with another corporation;

            (ii) created, incurred or assumed or committed to create, incur or assume indebtedness of other liability, except for (A) intercorporate borrowings in the ordinary course of business, and (B) accounts payable or other current liabilities which (1) are not for borrowed money and (2) were incurred in the usual and ordinary course of business;

            (iii) mortgaged, pledged or otherwise encumbered any asset;

            (iv) raised salaries, hourly rates or the rate of bonuses or commissions or other compensation, except for normal increases consistent with past practice and increases required by the collective bargaining agreement between Local 918 of the International Brotherhood of Teamsters and Compac, a copy of which is included in Exhibit 1.15;

            (v) varied insurance coverage;


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            (vi) altered or amended its respective charter documents or by-laws;
      or

            (vii) entered into or materially amended or terminated any contract, agreement, franchise, permit or license that is material to the operation of any of the Groups, except in the ordinary course of business and except for the agreement between Local 918 of the International Brotherhood of Teamsters and Compac.

        1.10 Exhibit 1.10 contains lists of substantially all tangible personal property having a cost in excess of $10,000 owned by the Groups as of December 31, 1989.

        1.11 Neither this Agreement nor any Exhibits or other documents furnished to TriMas pursuant hereto which are identified as Exhibits contains any untrue statement of a material fact or omits to state a material fact necessary to make the factual statements contained herein of therein, in light of the circumstances under which they were made, not misleading. Masco does not have knowledge of any events, transactions or other facts which, either individually or in the aggregate, might reasonably give rise to circumstances or conditions which are reasonably likely to have a material adverse effect on the general affairs, business, prospects, properties, financial position, results of operations or net equity of any of the Groups.

        1.12 As of the close of business on December 31, 1989, each of the Groups had a valid leasehold interest in all of its leases of personalty, had good and unencumbered marketable title to all personalty of any kind or nature owned by it, and had a valid legal right to use all other personalty used by it in its business, free and clear of all liens, encumbrances, claims or other conditions affecting title or use except for (i) liens for nondelinquent ad valorem taxes, and (ii) such liens and encumbrances as do not materially detract from or interfere with the present or reasonably foreseeable use of the properties subject thereto. Exhibit 1.12 lists all liens on such personalty which are known to Masco.

        1.13 The buildings and improvements and the machinery and equipment owned or used by the Fulton Group are, in the aggregate, in adequate repair and operating condition and adequate to carry on the business of the Fulton Group as presently conducted. The

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buildings and improvements and the machinery and equipment owned or used by the other Groups are, in the aggregate, in good repair and in good operating condition and adequate to carry on the business of such other Groups as presently conducted.

        1.14 Exhibit 1.14(a) lists by legal description all real property which was owned (which includes property currently being purchased on land contract) by each of the Groups as of December 31, 1989, and lists by street address all other real property which was leased or used by the Groups in their respective businesses of in which any of the Groups had an interest as of that date. As of December 31, 1989, each of the Groups had good and marketable fee simple title to all real property owned by it and a valid leasehold interest in all real property described on Exhibit 1.14(a) as being leased by it, free and clear of all easements, restrictions, encroachments, occupancy agreements, assessments, liens, encumbrances, claims or other matters affecting title, use or occupancy except for (i) liens for nondelinquent ad valorem taxes, and (ii) such easements, restrictions, encroachments, occupancy agreements, assessments, liens, encumbrances, claims or other matters as do not materially detract from or interfere with the present or reasonably foreseeable use of the properties subject thereof. Exhibit 1.14(b) includes copies of current title reports for all such real property owned by each of the Groups, and such title reports describe all easements, liens or encumbrances on such real property that are known to Masco. As of December 31, 1989, except for matters that, individually or in the aggregate, do not have a material adverse effect on any Group, the rights of any such Group under such leasehold estates were not subordinate to, or defeasible by, any lien on the subject real estate, or any prior lease thereon, there were no ground subsidences or slides on such properties, and the properties and improvements thereon were fully accessible by public roads and were free from strips, gores and enclaves. Except for buildings and improvements on properties indicated as being leased, the buildings and improvements used by each Group are located on property described in Exhibit 1.14(a), and such buildings and improvements do not encroach onto the property of other persons. Except as described on Exhibit 1.14(c), prior to the Effective Date, the properties, the use of such properties and the conduct therein of the businesses of each of the Groups had not violated, and based upon present and foreseeable uses of such properties are not expected to violate, any law, rule of regulation of any

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governmental authority, including but not limited to, environmental laws, zoning ordinances and building codes. Except as set forth on Exhibit 1.14(c), as of December 31, 1989 such properties were served by utilities, including but not limited to, water, sewage, gas, waste disposal, electricity and telephone, and Masco is not aware of any inadequacies with respect to such utilities. Prior to the Effective Date, except as set forth on Exhibit 1.14(c), each of the Groups had utilized, stored, delivered for disposal, disposed of and transported all wastes, whether hazardous or not, in full compliance with all laws, rules, regulations, ordinances or the common law and so as not to contaminate any of its properties (whether now or previously owned or leased) or any other property and so as to not give rise to any remediation or clean-up obligation under any law, rule, regulation, ordinance or the common law (including provisions of law or regulation scheduled for future implementation). Except as set forth on Exhibit 1.14(c), as of December 31, 1989, the real property owned or leased or previously owned or leased by each of the Groups did not appear on the National Priority List or any state listing which identifies sites for remedial clean-up or investigatory actions, and Masco has no knowledge that any such real property was added to any such list since the Effective Date. Except as set forth on Exhibit 1.14(c), as of December 31, 1989, no asbestos, PCB's, ureaformaldehyde or underground storage tanks were located on the real property owned or leased (or previously owned or leased) by any Group and, as of December 31, 1989, the real property owned or leased or previously owned or leased by each of the Groups had not been used to handle, treat, store or dispose of and had not otherwise been contaminated (including without limitation, contamination of soils, groundwater and surface waters located on, in or under such premises) with pollutants or other substances which contamination may give rise to a remediation or clean-up obligation of such property or the property of others under any law, rule, regulation, ordinance or the common law (including provisions of law or regulation for future implementation). Except as set forth on Exhibit 1.14(d), no governmental authority having jurisdiction over such properties has given notice to any Group of a possible future imposition of assessments affecting such properties in excess of any amount reserved on the December Balance Sheets of the Groups or to exercise the power of eminent domain. The provisions of this Section 1.14 shall also apply to the real property of, and actions taken by, each person controlled by any of the Groups during all periods ending prior to the Effective Date in which such person was

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controlled by such Group.  The Reese Group has applied for all environmental permits required for the installation of the powdered paint line currently being installed by such Group.

        1.15 Except as set forth in Exhibit 1.15, none of the Groups is a party to or bound by any written agreement, contract or commitment (a) having a remaining term of more than one year or providing for payments to or by any of them in excess of $50,000; (b) providing for employment or which contains any severance or termination pay liabilities or obligations; (c) with any union or other collective bargaining representative of its employees; or (d) providing for or evidencing indebtedness for borrowed money. Exhibit 1.15 also includes copies of all leases of real property and all pension, stock option, stock purchase, bonus, profit sharing or other employee or executive welfare or benefits plans or agreements as to which any of the employees of the Groups participate, other than copies of multiemployer plans.

        1.16 All of the agreements, contracts and commitments of the Groups are valid and binding obligations of the parties thereto in accordance with their respective terms and, prior to the Effective Date, there has occurred no event which would constitute any breach of or default in any provision of any such agreement, contract or commitment or which would permit the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of any of the Groups or which would give rise to any such liabilities upon the giving of notice or lapse of time. As of the date hereof, Masco is not aware of increased competitive activities or of plans for such increased activities in any of the markets for any of the Groups' products over the level of competitive activities experienced by any such Group during the previous twelve month period. As of the date hereof, no information has been brought to the attention of Masco which might reasonably lead Masco to believe that any customer or supplier of any of the Groups intends to cease dealing with such Group or intends to alter in any material respect the amount of such customer's or supplier's dealings with such Group or would alter in any material respect such dealings, in each case in the event of the consummation of the transactions contemplated hereby.

        1.17 To the knowledge of Masco and except for transactions with affiliates of the Groups described on Exhibit 1.04(c), no material portion of the sales or other ongoing business

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relationships of any of the Groups is dependent upon the friendship or the personal relationships (other than those customary within business generally) of any employees of the Groups or is dependent upon a corporate relationship presently existing between Masco or any of its affiliates and any of the Companies, and, prior to the Effective Date, no employee of any of the Groups had violated the published business policies of any third party with respect to gifts, services or corporate business practices. Except as reflected in the Financial Statements, as of December 31, 1989, none of the Groups had outstanding loans or other advances directly or indirectly to or from any officer, director or employee of that Group or Masco, other than travel advances in the usual and ordinary course of business. Exhibit 1.17 lists all officers or other key employees of each of the Groups who terminated employment with the Groups from January 1, 1988 through the date hereof.
Except as set forth in Exhibit 1.17, as of the date hereof, Masco has no knowledge that any officer or other key employee of any of the Groups is considering the termination of employment. Prior to the Effective Date, neither the Groups nor any person acting on behalf of any of the Groups had engaged in any business practice of the nature referred to in the Report of the Securities and Exchange Commission dated May 12, 1976, on Questionable and Illegal Corporate Payments & Practices. During the period covered by the Financial Statements, none of the Groups had forgiven or canceled, without receiving full consideration, any indebtedness owing to it by any of its officers, directors or other employees.

        1.18 The Groups will incur no liabilities by reason of failure to comply prior to the Effective Date with applicable laws, regulations, orders and other requirements of governmental authorities, other than liabilities reflected in the Financial Statements and liabilities for which TriMas and the Groups will be indemnified under Section 8.01 hereof. Irrespective of insurance coverage, and except (i) as set forth on Exhibits 1.14(c) or 1.18, and (ii) for routine claims for employee benefits:

            (a) None of the Groups was subject to any judicial, governmental or administrative order, judgment or decree on December 31, 1989;

            (b) No investigation, governmental or administrative proceeding or other litigation of any kind or nature to which any Group was a party was pending on December 31, 1989; and

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            (c) No claim, arising out of facts, circumstances or conditions existing prior to the Effective Date, which claim has not ripened into litigation or another proceeding, has been made or (to the best knowledge of Masco) threatened against any Group, and there are no facts, circumstances or conditions existing prior to the Effective Date which will give rise to such a claim, litigation or other proceeding.

Except as set forth on Exhibit 1.14(c), the Groups have each obtained all governmental licenses, permits, approvals, authorizations, exemptions, classifications and certificates material to the conduct of their respective businesses prior to the Effective Date or to the ownership of their respective properties, all of which as of December 31, 1989 were in full force and effect in all material respects.

        1.19 Except as set forth on Exhibit 1.19, no employees of any of the Groups are represented by a union or other labor organization and no representation question exists respecting the employees of any of the Groups. All compensation expense of employees of the Groups during the period covered by the Financial Statements is reflected as an expense in the Financial Statements, except as set forth on Exhibit 1.04(b). Prior to the Effective Date, each of the Groups had complied with all applicable laws affecting employment and employment practices, terms and conditions of employment and wages and hours, and had not engaged in any unfair labor practice; except as set forth on Exhibit 1.19, prior to the Effective Date there have been no complaints alleging unfair labor practices against any of the Groups filed with the National Labor Relations Board; from January 1, 1985 through December 31, 1989, there was no grievance or arbitration proceeding against any of the Groups arising out of or under a collective bargaining agreement and, to the knowledge of Masco, no basis therefor exists as a result of facts, circumstances or conditions existing prior to the Effective Date, in each case other than routine grievances; except for the collective bargaining agreements included in Exhibit 1.15, no agreement which is binding on any of the Groups restricts any from relocating or closing any of its operations; and none of the Groups has experienced any work stoppage or other labor difficulty since January 1, 1985. Each of the employee benefit plans of the Groups or maintained by Masco on behalf of the Groups complies in all respects with the Internal Revenue Code of 1986, as amended, and the Employee Retirement

Income Security Act of 1974, as amended ("ERISA") and the regulations thereunder and no "Reportable Event" under ERISA or such regulations has occurred with respect to any of such plans, and there exists no condition or set of circumstances which could result in a Reportable Event. Except as set forth on Exhibit 1.19 or Exhibit 1.04(b), the value of all actuarial accrued liabilities are fully funded by the assets of such plans. All contributions for periods prior to the Effective Date have been made or accrued for each of such plans, except as set forth on Exhibit 1.04(b). Except as set forth on
Exhibit 1.19, since August 1, 1981 none of the Groups has participated in any "multiemployer plan" as defined in ERISA. Exhibit 1.19 includes a copy of a letter from the administrator of each multiemployer pension plan to which any Company had an obligation to contribute at any time during the period September 25, 1980 through December 31, 1989 setting forth the estimated withdrawal liability which would be imposed by such plan if the contributing Company were to withdraw from such plan in a complete withdrawal, as of the most recently-available information. Except as disclosed on Exhibit 1.19, no Company has incurred a withdrawal (either complete or partial) (as defined in Section 4203 or 4205 of ERISA) from any multiemployer plan. There is no pending dispute between any Company and any multiemployer plan concerning payment of contributions or payment of withdrawal liability payments. None of the Groups will incur liability under ERISA on account of the termination of any employee welfare or benefit plan since January 1, 1980. Except as set forth on Exhibit 1.19, the terminations of all such employee welfare and pension benefit plans have been approved by the Internal Revenue Service (except in cases where such approvals are not generally permitted or provided for) and, in the case of any defined benefit pension plan, by the Pension Benefit Guaranty Corporation.

        1.20 All inventories (including raw materials, work in process and finished goods) of the Groups, net of the aggregate reserves deducted therefrom, reflected on the December Balance Sheets, are in good condition, not obsolete, nondefective and useable or saleable, in the aggregate at existing operating profit margins, within one year from the date hereof in the usual and ordinary course of business as conducted as of the date hereof. All of the receivables (other than intercorporate loans) of the Companies and the Subsidiary of any nature, net of the aggregate reserves deducted therefrom on the December Balance Sheets, will be collected in the usual and ordinary course of business without

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

resort to legal proceedings and will be paid in cash within 210 days of the date of Closing.

        1.21 As of December 31, 1989 all tangible personal property owned by or an interest in which is claimed by any other person (whether a customer, supplier or other person) for which any of the Groups is responsible was in the actual possession of one of the Groups and was in such condition that upon the return of such property to its owner, such Group will not be liable in any amount to such owner.

        1.22 Exhibit 1.22 includes a listing of all patents, patent applications and trademarks owned by each of the Companies, and, to the knowledge of Masco, includes copies of all patents and patent applications owned by the Companies and the Subsidiary. Each of the Groups is the sole and exclusive owner of all patents, patent applications and trademarks listed on
Exhibit 1.22, and, to the knowledge of Masco, of all patents, patent applications, copyrights, invention disclosures, trademarks, trade names and service marks, whether registered or common law, and all applications therefor, that are pending or in the process of preparation, and trade secrets, secret processes and other proprietary rights of every kind and nature, in the United States and in foreign countries (the "Rights") which are used or required for use in its respective business; as of December 31, 1989 the Rights were free and clear of any claims, liens, licenses, sublicenses, charges or encumbrances and no governmental registration of any of the Rights had lapsed, expired or had been canceled, abandoned, opposed or the subject of a re-examination request. As of December 31, 1989 there had been no claims, and, to the knowledge of Masco, as of such date there was no basis for any claim challenging the scope, validity or enforceability of any of such copyrights, patents, trademarks, trade names or service marks. There are no instances where it has been held, claimed, or alleged, whether directly or indirectly, and Masco has no knowledge of any basis upon which a claim may be made, that any of the Rights of any of the Groups infringed the Rights of any third party prior to the Effective Date, or that any activity of any third party infringed upon any of the Rights of any of the Groups. Prior to the Effective Date, each of the Groups conducted its business in a manner which, to the knowledge of Masco, was not in violation of any Right of another and did not require a license or other proprietary right (other than licenses and other rights set forth

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

in Exhibit 1.22) to so operate its business. The manufacturing and engineering drawings, process sheets, specifications, bills of material, trade secrets, "know-how" and other like data of each of the Groups are in such from and of such quality and will be so maintained so that each of the Groups can, following the Closing, design, produce, manufacture, assemble and sell the products and provide the services heretofore provided by them so that such products and services meet applicable specifications and conform with the standards of quality and cost of production standards heretofore met by each of them.

        1.23 Masco has full power and authority to enter into this Agreement and, subject to approval by its Board of Directors prior to the Closing, to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by Masco and, subject to approval by its Board of Directors, is a valid and binding obligation of Masco in accordance with its terms. Subject to approval by Masco's Board of Directors, the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Masco and Masco Indiana, respectively. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will constitute or cause a breach or violation of Masco's or Masco Indiana's charter documents or by-laws or any covenant or obligation binding upon Masco or Masco Indiana or affecting any of their respective properties. Masco has complete and unrestricted power to sell, assign and deliver or cause to be sold, assigned and delivered to TriMas good and marketable title to the Shares. At the Closing there will be no restrictions upon the vesting in TriMas of such title to the Shares, free and clear of liens, encumbrances and other claims of any kind whatsoever, and such title shall then vest in TriMas.

        1.24 Except as set forth on Exhibit 1.24, neither the execution of this Agreement nor the consummation of the transactions contemplated herein will constitute or cause a breach, default or violation of the charter documents, by-laws or other covenants or obligations binding upon any of the Groups or affecting any of their properties, or cause a lien or other encumbrance to attach to any of the properties of any of the Groups, or result in the acceleration of or the right to accelerate any obligation under or the termination of or the right to terminate any license, franchise, lease, permit, approval or agreement to which any of the Groups is a party, or require a consent of any person to prevent such breach, default, violation, lien, encumbrance, acceleration, right or termination.

        1.25 No approval of or filing with any court, governmental authority or administrative agency (domestic or foreign) which is required prior to the Closing and which has not been made or obtained is necessary to authorize the execution and delivery of this Agreement by Masco or the consummation of the transactions contemplated herein.

        1.26 In connection with the possible sale of any Company, Masco has not disclosed any non-public information pertaining to any of the Groups prior to the date hereof except under such agreements of confidentiality as Masco, in its sole discretion, has deemed appropriate. To the best knowledge of Masco, no non-public information of any of the Companies has been given, during the two years prior to the date hereof, to any competitor of any of the Companies.

        1.27 The financial records of the Groups are in such condition that, after the Closing, historical combined financial statements for the Groups can be prepared for calendar years 1987, 1988, and 1989 that are capable of being audited by Coopers & Lybrand, with an opinion unqualified with respect to the completeness of such financial statements.

        1.28 Exhibit 1.28 includes a schedule of all policies of insurance insuring the real and personal property of the Companies and the Subsidiary and policies insuring the Companies and the Subsidiary against risks.

        1.29 Prior to the Effective Date, Masco Indiana transferred all of the business, assets and liabilities of its Reese Products division to Reese.

        1.30 To the knowledge of Masco, no matter has occurred since December 31, 1989 which would have been required to be disclosed pursuant to this Agreement if such matter had existed prior to such date, except for matters that have been disclosed on an Exhibit to this Agreement or that will be disclosed in a certificate to be delivered to TriMas at the Closing.

                                     II
                       REPRESENTATIONS AND WARRANTIES
                                  OF TRIMAS

        2.00  TriMas represents and warrants to Masco as follows:

        2.01 TriMas is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        2.02 TriMas has full corporate power to enter into this Agreement and, subject to approval by its Board of Directors, to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by TriMas and, subject to approval by its Board of Directors, is a valid and binding obligation of TriMas in accordance with its terms. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will constitute or cause a breach or violation of the charter documents or by-laws of TriMas or of any covenants or obligations binding upon it or affecting any of its properties.

        2.03 No approval of or filing with any court, governmental authority or administrative agency (domestic or foreign) which is required prior to the Closing and which has not been made or obtained is necessary to authorize the execution of this Agreement by TriMas or the consummation of the transactions contemplated herein.

        2.04 TriMas or its subsidiary to which its rights hereunder may be assigned is acquiring the Shares for its own account for investment and with no present view to distribution thereof within the meaning of the Securities Act of 1933.

                                     III
                             COVENANTS OF MASCO

        3.00 Masco covenants and agrees that after December 31, 1989 until Closing (except for the covenants contained in Sections 3.06, 3.07 and 3.09 which are to be performed thereafter), except with TriMas' prior written consent or as contemplated herein:

        3.01 Except as set forth in Exhibit 1.07, each of the Groups will carry on its business in a good and diligent manner consistent with prior practice in the usual and ordinary course, will not introduce any new method of management or operation, will perform in all material respects its obligations to be performed by it pursuant to each material agreement to which it is bound, and will use its best efforts to preserve its business organization intact and conserve the goodwill and relationships of its customers, suppliers and others having business relations with it and the services of all of its officers, employees, agents and representatives.

        3.02 Each of the Groups will maintain its corporate existence and good standing in its jurisdiction of incorporation and in each jurisdiction in which it is qualified to do business, and it will not amend its charter documents or bylaws.

        3.03 Except for purchase and sales orders issued or accepted in the ordinary course, none of the Groups will waive a material right or cancel a material contract, debt or claim, or assume or enter into a material contract, lease, license, obligation, indebtedness, commitment, purchase or sale and, except in the usual and ordinary course of business, none of the Groups will enter into or assume any other contract, lease, license, obligation, indebtedness, commitment, purchase or sale. For purposes of this Section 3.03 and without limiting the foregoing, all indebtedness for borrowed money, other than intercorporate borrowings, and commitments and agreements having a duration in excess of one year or in amounts in excess of $50,000 are deemed to be material and not in the usual and ordinary course of business.

        3.04  Masco will, with respect to the Groups:

            (i) duly and timely file all reports and returns required to be filed with any governmental agency and will promptly pay when due all taxes, assessments and governmental charges including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

            (ii) cause the Groups to maintain and keep in their current condition all buildings, offices, shops and other structures, and keep all of their machinery, tools, equipment, fixtures and other property used or useable in their businesses in their current condition, repair and working order;

            (iii) maintain in full force and effect all policies of insurance listed on Exhibit 1.28; and

            (iv) from the date hereof on reasonable notice afford TriMas and its representatives (including its counsel, accountants and other agents) full access at all reasonable times throughout the period prior to the Closing to all of their plants, offices, properties and records including such access as may be necessary to allow TriMas at its expense to make an audit or otherwise attempt to satisfy itself of the accuracy of the representations contained in this Agreement and that the conditions and warranties contained in this Agreement have been satisfied or complied with, and will furnish documents and all such other information concerning their properties, general affairs, prospects, financial condition, results of operations and business as TriMas may reasonably request; provided, however, that any investigation or inquiry made by TriMas or actual knowledge obtained by TriMas shall not in any way affect the representations and warranties contained in this Agreement or their survival of the Closing.

        3.05 Masco shall not take any action or omit to take any action within its control to the extent such action or omission might result in any of the representations or warranties contained in this Agreement being inaccurate or incorrect on and as of the date of Closing.

        3.06 Masco will leave sufficient cash in each of the Companies and the Subsidiary to satisfy all uncashed checks of the Groups that have been written prior to the Closing.

        3.07 After the Closing, Masco will cooperate with TriMas in connection with the preparation of audited combined financial statements of the Groups for calendar years 1987, 1988 and 1989 in a timely and expeditious manner.

        3.08 From the date hereof until the termination of this Agreement, Masco, Masco Indiana and all of the Groups will not, and Masco will use its best efforts to ensure that the officers, directors, employees or other agents of Masco, Masco Indiana and all of the Groups will not, directly or indirectly take any action to solicit, initiate or encourage any offer or proposal for, or any indication of interest in, a merger or other business combination involving any of the Groups or the acquisition of any equity interest in, or a substantial portion of the assets or businesses of, any of the Groups, other than with TriMas; provided, however, the obligation under this Section 3.08 shall terminate if Masco is notified that TriMas does not intend to consummate the transactions contemplated under this Agreement.

        3.09 After the Closing, Masco will make awards of Masco Common Stock to certain employees of the Groups, based on the performance of the Groups in 1989 using the Return on Assets formula in accordance with Masco's past practice.

                                      IV
                         MASCO'S CONDITIONS PRECEDENT

        4.00 All of the following shall be conditions precedent to Masco's obligations to consummate the transactions contemplated by this Agreement:

        4.01 The representations and warranties made by TriMas herein shall be accurate and correct in all material respects on and as of the date when made, and on and as of the date of Closing as if made on and as of that date, and Masco shall have received a certificate dated the date of Closing signed by TriMas to the foregoing effect.

        4.02 Masco shall have been furnished with an opinion of Pepper, Hamilton & Scheetz, counsel for TriMas, dated as of the Closing, to the effect that:

            (i) TriMas is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

            (ii) TriMas has full corporate power to enter into this Agreement and to consummate the transactions contemplated herein; and

            (iii) This Agreement has been duly authorized, executed and delivered by TriMas, and is its valid and binding obligation.

Such opinion may contain such qualifications as are acceptable to

Masco.

        4.03 TriMas shall have complied in all material respects with all of its obligations under this Agreement.

        4.04 There shall not be in effect any statute, rule or regulation which makes it illegal for Masco to consummate the transactions contemplated herein, or any order, decree or judgment which enjoins Masco from consummating the transactions contemplated herein, and this Agreement and the transactions contemplated herein shall have been approved by the Board of Directors of Masco.

        4.05 No suit, action, or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein and there shall have been no investigation or inquiry made or commenced by any governmental agency in connection with this Agreement or the transactions contemplated herein other than the investigation heretofore commenced pursuant to ECRA (as hereinafter defined).

        4.06 Masco shall have received a "fairness opinion" with respect to the transactions contemplated by this Agreement from Salomon Brothers Inc.

                                      V
                         TRIMAS' CONDITIONS PRECEDENT

        5.00 All of the following shall be conditions precedent to TriMas' obligations to consummate the transactions contemplated by this Agreement:

        5.01 The representations and warranties made by Masco contained in this Agreement or in any certificate delivered to TriMas or its representatives pursuant hereto shall be accurate and correct in all material respects on and as of the date when made, and on and as of the date of Closing as if made on and as of that date.

        5.02 TriMas shall have been furnished with the opinion of Masco's counsel, dated as of the Closing and in the form of Schedule II hereto.

        5.03 Masco shall have complied in all material respects with all of its obligations under this Agreement, and all of the covenants contained in Article III hereof shall have been performed and the conditions satisfied in all material respects.

        5.04 There shall not be in effect any statute, rule or regulation which makes it illegal for TriMas to consummate the transactions contemplated herein or any order, decree or judgment which enjoins TriMas from consummating the transactions contemplated herein, and this Agreement and the transactions contemplated herein shall have been approved by the Board of Directors of TriMas.

        5.05 No suit, action, or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein and there shall have been no investigation or inquiry made or commenced by any governmental agency in connection with this Agreement or the transactions contemplated herein other than the investigation heretofore commenced pursuant to ECRA.

        5.06 There shall not have been any material error, misstatement or omission in any Exhibit, Schedule or certificate delivered in connection herewith by Masco.

        5.07 During the period from the date hereof to the Closing there shall not have been any material adverse effect, either individually or in the aggregate, on the general affairs, business, prospects, properties, financial position, results of operations or net equity of any of the Groups as a result of any casualty or disaster, accident, labor dispute, exercise of the power of eminent domain or other governmental act, or any other event or circumstance; none of the Groups shall have sustained any loss or damage to its properties, whether or not insured, which materially affects its ability to conduct its business; and TriMas shall have received a certificate dated the date of Closing signed by Masco to the foregoing effect and representing to the further effect that the conditions precedent provided in Sections 5.01, 5.03, 5.05 and 5.06 have been satisfied and setting forth any matters required to be disclosed under
Section 1.30. The delivery of such certificate shall in no way diminish or supersede the warranties and representations of Masco made in this Agreement.

                                      VI
                                 TERMINATION

        6.01 This Agreement may be abandoned or terminated on or before the Closing by mutual agreement of Masco and TriMas.

        6.02 In addition to TriMas' rights provided elsewhere in this Article VI, either Masco or TriMas may terminate this Agreement at any time prior to the Closing by giving the other party written notice thereof, if and only if:

            (i) there is a breach of or failure by the party not terminating to perform in any material respect any of the warranties, representations, commitments, covenants or conditions under this Agreement; or

            (ii) there exists any material error, misstatement or omission on the part of the party not terminating which renders any Exhibit, representations, document, information or Schedule delivered in connection herewith misleading to the party terminating this Agreement.

Such notice shall clearly specify the breach or failure of such notified party to perform or satisfy its warranties, representations, commitments, covenants and conditions, or the material error, misstatement or omission of the notified party.

        6.03 By an instrument in writing delivered to the other party either Masco or TriMas may waive any condition precedent, covenant or condition contained herein for the benefit of the party delivering such waiver, and upon the exercise of such right of waiver, the transactions shall be closed in accordance with the terms contained in this Agreement as modified by such waiver.

        6.04  If this Agreement is abandoned or terminated as provided in
Section 6.01, this Agreement shall forthwith become wholly void and of no effect, without liability of either party to the other.

        6.05 Regardless of whether the transactions contemplated by this Agreement are consummated, each party shall pay all fees and expenses incurred by such party in connection herewith, except that Masco shall reimburse TriMas for the reasonable expenses of TriMas' counsel (which shall include the expenses of such counsel's environmental consultants, not to exceed $30,000). Masco and TriMas shall each pay one-half of any documentary, stamp or transfer taxes incurred in connection with the transactions contemplated by this Agreement, except that Masco shall be responsible for such taxes and other expenses relating to the transfer of the Reese Products division assets from Masco Indiana to Reese.

        6.06 If (i) a condition precedent stated in Section 5.01 is not satisfied, (ii) Masco in its certificate to be delivered under Section 5.07 specifically describes the representation or warranty contained in this Agreement or in any certificate delivered to TriMas or its representatives pursuant hereto which is not accurate or correct in all material respects as of the date thereof, and (iii) TriMas at any time thereafter proceeds with the Closing notwithstanding such unsatisfied condition, inaccuracy or incorrectness, then, unless otherwise then or thereafter agreed to in writing by Masco and TriMas, Masco shall have no liability to TriMas or any other party indemnified pursuant to Section 8.01 with respect to the condition precedent which is not satisfied or the inaccuracy or incorrectness described in such certificate.


                                     VII
                                   CLOSING

        7.01 Subject to the terms and conditions of this Agreement, Masco agrees to sell, transfer and convey, or cause the sale, transfer and conveyance and TriMas hereby agrees to purchase, the Shares. Said purchase and the closing of the transactions contemplated hereby (the "Closing") shall take place on January 30, 1990, unless this Agreement shall have theretofore terminated as herein provided. The transactions contemplated by this Agreement shall be effective as of January 1, 1990 (the "Effective Date"). Subject to the terms and conditions of this Agreement, each party agrees to use best efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, to cause the Closing to be timely consummated.

        7.02 At the Closing, Masco shall deliver to TriMas certificates representing all of the Shares (without any restrictive legend thereon), endorsed in blank or with accompanying stock powers duly signed.

        7.03 Contemporaneously with the Closing such of the directors and officers of each of the Groups as may be requested by TriMas shall resign.

        7.04 Except as provided in Section 7.06, the aggregate purchase price payable hereunder for all of the Shares shall be $77 million (the "Purchase Price"), payable on the date of Closing by wire transfer or intrabank transfer to Masco. All payments made by TriMas for the Shares and payments made pursuant to Section 7.05 shall be paid to Masco or pursuant to Masco's direction. Masco agrees to allocate to Masco Indiana the appropriate portion of the Purchase Price and any Additional Payment and Contingent Purchase Price Payment, both as hereinafter defined, and any interest thereon, for the Shares that Masco Indiana is transferring pursuant to this Agreement, and to indemnify TriMas for the failure to do so or for an incorrect allocation.

        7.05(a) Masco agrees that the aggregate "Net Worth", as hereinafter defined, of the Groups transferred by Masco and Masco Indiana to TriMas will be $47 million as of the Effective Date. If, after completion of the review referred to below, a final determination is made that the Net Worth exceeds $47 million, then TriMas shall pay to Masco within ten days after such determination becomes final the difference between the Net Worth, as so determined, and $47 million. If, after completion of the review referred to below, a final determination is made that the Net Worth is less than $47 million, then Masco shall pay to TriMas or, at TriMas' direction, the Groups, within ten days after such determination becomes final the difference between $47 million and the Net Worth, as so determined. The Net Worth determination shall be conclusive and binding on TriMas unless TriMas shall give notice of its objection thereto to
Masco within sixty days after the date of Closing.   If TriMas shall not agree
with the determination of Net Worth, TriMas shall, within such sixty day period, give written notice of such fact to Masco, such notice to contain in reasonable detail the reasons for such objection, and unless within fifteen days of receipt by Masco of such objection the matters in dispute shall be resolved by mutual agreement, either Masco or TriMas may within ten days after the expiration of such fifteen day period submit the December Balance Sheets and all changes proposed by either party thereto to Coopers & Lybrand, independent public accountants. Upon any such request, such accountants shall either confirm the determination of Net Worth or make such changes therein as they deem appropriate with respect to such proposed changes in accordance with this Section 7.05, and, after such review and any such change, such determination shall, except as provided below, be conclusive and binding upon the parties hereto. Masco and TriMas will each pay one-half of the expenses incurred in connection with retaining Coopers & Lybrand to resolve any disputes as provided under this Section 7.05. If Masco or TriMas is not satisfied with the determination of Coopers & Lybrand and gives notice of such fact and the specific objections thereto to the other within 10 days after the receipt of such determination by Coopers & Lybrand, Masco and TriMas agree to select another "big six" firm of independent certified accountants of recognized standing reasonably acceptable to TriMas and Masco to review the matters previously submitted to Coopers & Lybrand. Such accountants shall either confirm the determination of Coopers & Lybrand with respect to the matters subject to their review or make such changes therein as they deem appropriate in accordance with this Section 7.05, and, after such review and any such change by such accountants, such determination shall be conclusive and binding upon the parties hereto. The party requesting review by such other "big six" firm shall pay the expenses incurred in connection therewith except that if such party shall substantially prevail (as determined by such firm) all such expenses shall be borne by the other party. For purposes of this Section 7.05, "Net Worth" for each Group is defined as the aggregate of the assets, less the liabilities, of such Group as reflected on the December Balance Sheet of such Group, determined by utilizing the accounting policies, practices and agreement set forth on
Exhibit 1.04(b), and as to matters not set forth thereon, by utilizing the accounting policies and practices used by the Groups prior to the Effective Date, as long as such policies and practices not set forth on Exhibit 1.04(b) are in accordance with generally accepted accounting principles. In determining Net Worth, neither Masco nor TriMas may dispute any of the accounting policies, practices or agreements specifically set forth on Exhibit 1.04(b), and such matters shall not be reviewed by Coopers & Lybrand or any other firm of independent certified accountants reviewing the December Balance Sheets. TriMas shall have no claim under Section 8.01 of this Agreement with respect to any matter for which an adjustment is made pursuant to this Section 7.05 to the extent of such adjustment.

      (b) From and after the Effective Date, the Groups have been and shall be operated by Masco at the expense of and for the benefit of TriMas. In connection therewith, promptly after the Closing, the parties agree to reconcile, for the period from the Effective Date to the date of Closing, the amount of cash collected on behalf of each of the Companies and the Subsidiary by Masco and Masco Indiana, and the amount of cash contributed or expended by Masco and Masco Indiana (including any cash left in the Groups pursuant to Section 3.06) to or for the benefit of the Companies and the Subsidiary. The amount of such cash contributed or expended by Masco and Masco Indiana in excess of the amount it has collected will be reimbursed by TriMas to Masco. Likewise, the amount of such cash collected by Masco and Masco Indiana in excess of the amounts contributed or expended by Masco and Masco Indiana will be reimbursed to TriMas or, at TriMas' direction, the Groups, by Masco. Charges for specific services rendered or paid (such as insurance premiums and similar items) by or on behalf of Masco for the Groups relating to activities after December 31, 1989 shall be deemed an expense of the Groups in accordance with Masco's past practice, prorated if appropriate based on the number of days from the Effective Date to the day prior to Closing, except that no management fee shall be charged by Masco for such period and in lieu thereof the Groups shall be deemed subject to the Corporate Services Agreement between Masco and TriMas dated as of December 27, 1988, effective as of the Effective Date.

        7.06(a) In addition to the amounts provided under Section 7.04 and clause (b) of this Section 7.06, TriMas shall pay to Masco the sum of $6 million (the "Additional Payment") if the average of the annual Pre-Tax Income, as hereinafter defined, for any two or more consecutive calendar years, the first of which is 1990 and the last of which is 1991, 1992, 1993 or 1994, equals or exceeds $12 million. The total amount payable under this clause (a) shall be deemed earned after the earliest calendar year that the requirements set forth in the preceding sentence have been met.

        (b)   In addition to the amounts provided under Section 7.04 and clause
(a) of this Section 7.06, TriMas shall pay to Masco, if entitled thereto under the terms and conditions contained herein, the following amounts ("Contingent Purchase Price Payments"), provided, however, that excluding the interest payments provided under clause (e) below, the total aggregate amount payable under this clause (b) of Section 7.06 shall not exceed $12 million:

              (i) the product of (A) seven, multiplied by (B) the amount by which the average of the annual Pre-Tax Income for calender years 1990, 1991 and 1992 exceeds $13 million;

            (ii) if the amount payable to Masco pursuant to subclause (i) above is less than $12 million, excluding interest, then (A) the product of
      (1) seven, multiplied by (2) the amount by which the average of the annual Pre-Tax Income for calendar years 1990, 1991, 1992 and 1993 exceeds $13 million, less (B) the amount paid pursuant to subclause (i) above excluding interest;

            (iii) if the amounts payable to Masco pursuant to subclauses (i) and
      (ii) above aggregate less than $12 million, excluding interest, then (A) the product of (1) seven, multiplied by (2) the amount by which the average of the annual Pre-Tax Income for calendar years 1990, 1991, 1992, 1993 and 1994 exceeds $13 million, less (B) the amounts paid pursuant to subclauses (i) and (ii) above excluding interest.

      (c) As used herein, the following terms have the respective meanings set forth below:

            "Pre-Tax Income" for any period shall mean the income of the Combined Companies, considered as an independent corporate entity, prior to any deduction for foreign, Federal, state and local taxes measured by earnings or gross income, and any deduction for the Michigan Single Business tax, and prior to reflecting the inclusion of any income tax credits, all determined in accordance with the accounting policies, practices and agreements specifically described on Exhibit 1.04(b), and as to matters not set forth thereon, the accounting policies and practices utilized by the Groups prior to the Effective Date as long as such accounting policies and practices not set forth on Exhibit 1.04(b) are in accordance with generally accepted accounting principles consistently applied, but with the following adjustments:

                  (1) Except as set forth in clause (3) below, the amount of any extraordinary gain or extraordinary loss or any gain or loss from the sale, exchange or other disposition of property (other than inventory sold in the ordinary course of business) shall not be taken into account in determining Pre-Tax Income.

                  (2) If TriMas directly or through a subsidiary makes a
            contribution to the capital of or otherwise directly or through a subsidiary loans funds to the Combined Companies or charges the Combined Companies for taxes (other than taxes accrued in the December Balance Sheets) which would have been payable or accruable by the Combined Companies if they were an independent corporate entity, such contribution, funds or charges will be deemed to be debt owed to TriMas bearing interest at a rate equal to the prime rate of interest at National Bank of Detroit to major corporate customers (as such rate prevails from time to time while such debt is deemed to be outstanding). Such assumed interest expense shall be deemed an additional expense for the Combined Companies for the period during which such contribution, funds or charges are outstanding from or unpaid to TriMas.

                  (3) If TriMas sells any of the companies in the Combined
            Companies, or the assets thereof, as an entirety or substantially as an entirety, the gross proceeds of such sale will be deemed to be debt owed to the Combined Companies bearing interest from the date of sale at the rate of fourteen (14%) percent per annum payable quarterly and such deemed interest shall be deemed to be debt owed to the Combined Companies bearing interest from the deemed date of payment thereof at the rate set forth in the next sentence. If the Combined Companies pay a dividend or make a distribution, or otherwise loan funds to TriMas or any subsidiary of TriMas, such dividend, distribution or loan will be deemed to be debt owed to the Combined Companies bearing interest at a rate equal to two percentage points under the prime rate of interest at National Bank of Detroit to major corporate customers (as such rate prevails from time to time while such debt is deemed to be outstanding). Such assumed interest income described in the preceding two sentences shall be added in determining Pre-Tax Income for the period during which such proceeds, dividend, distribution or loan were outstanding from or paid by the Combined Companies. To the extent the Combined Companies are not directly liable for any taxes which would otherwise have been payable or accruable had the Combined Companies existed as an independent corporate entity, any payments to TriMas or to any subsidiary of TriMas of funds equal to such taxes shall not, for purposes of this clause, be deemed to be a distribution or property paid or otherwise made available from the Combined Companies.

                  (4) Assets of the Combined Companies shall be valued in
            accordance with accounting principles consistently applied which were used by the Groups in the Financial Statements as of December 31, 1989 and without considering any adjustment to asset values from any allocation by TriMas of the Purchase Price, Additional Payment or Contingent Purchase Price Payments as though the acquisition by TriMas of the Combined Companies had not been effected.

                  (5) TriMas may charge a management fee to the Combined
            Companies not to exceed one percent of net sales of the Combined Companies, and such amount shall be deemed an expense in determining Pre-Tax Income, and charges for specific services rendered or paid by or on behalf of TriMas or a subsidiary for the Combined Companies in conformity with the past practices of Masco with respect to the Combined Companies shall be deemed an expense of the Combined Companies for the period in which such services were rendered.

                  (6) If TriMas establishes an accrued liability or asset value reduction as of the Effective Date in connection with the acquisition of the Groups on account of the possible consolidation of certain of the operations of the Combined Companies, whereby such amount is not deemed an expense in determining Pre-Tax Income, and if thereafter any excess of such accrued liability or asset value reductions eliminated in a manner whereby income is increased as a result of the elimination of such excess accrued liability or asset value reduction, the income resulting from such elimination shall be excluded for purposes of determining Pre-Tax Income.

                  (7) To the extent Masco indemnifies TriMas or any of the
            Groups for any claim, liability, obligation, loss, damage, assessment, judgment, cost or expense under this Agreement or pays any expense required under this

            Agreement, such claim, liability, obligation, loss, damage, assessment, judgment, cost or expense shall not be deemed an expense or loss for purposes of determining Pre-Tax Income, and the receipt of any such indemnification payment from Masco shall not be deemed income for purposes of determining Pre-Tax Income.

        (d) The parties hereto recognize, by reason of the Combined Companies' integration into the consolidated operations of TriMas, that certain adjustments to Pre-Tax Income may be necessary, in addition to the types of adjustments set forth above, in order that the calculation of Pre-Tax Income will not be distorted from the calculation which would be made if the Combined Companies were considered under generally accepted accounting principles to be an independent corporate entity. All determinations for the Combined Companies under this Section 7.06, including all adjustments thereto to prevent any such distortion in Pre-Tax Income and other determinations, shall be made and reported to TriMas and Masco by the internal audit staff utilized by TriMas within 120 days after the end of the period for which such determination is being made. The determination of such internal audit staff shall be conclusive and binding upon the parties hereto on the sixtieth day thereafter (or such earlier date as TriMas is advised by Masco that Masco accepts such determination as conclusive and binding) unless Masco within such sixty-day period submits all its proposed changes to Coopers & Lybrand, independent certified public accountants. Within fifteen days following Masco's submission, TriMas may submit proposed changes to Coopers & Lybrand. Upon any such request, such accountants shall either confirm such original determination or make such changes therein as they deem appropriate with respect to such proposed changes raised by either party hereto in accordance with this Section 7.06, and, after such review and any such change, such determination shall be conclusive and binding upon the parties hereto, except as provided below. Masco and TriMas will each pay one-half of the expenses incurred in connection with retaining Coopers & Lybrand to resolve any disputes as provided under this Section 7.06. If Masco or TriMas is not satisfied with the determination of Coopers & Lybrand and gives notice of such fact and the specific objections thereto to the other within 10 days after the receipt of such determination by Coopers & Lybrand, Masco and TriMas agree to select another "big six" firm of independent certified accountants of recognized standing reasonably acceptable to TriMas and Masco to review the matters in dispute. Such accountants shall either confirm the determination of Coopers & Lybrand with respect to the matters subject to their review or make such changes therein as they deem appropriate in accordance with this Section 7.06, and, after such review and any such change, such determination shall be conclusive and binding upon the parties hereto. The party requesting review by such other "big six" firm shall pay the expenses incurred in connection therewith except that if such party shall substantially prevail in its position (as determined by such firm) all such expenses shall be borne by the other party.

        (e) Any payments owed pursuant to this Section 7.06 shall be paid within thirty days after the determination has become conclusive and binding on the parties in accordance with clause (d) above that such payment is due to Masco. Such payments shall be made by wire transfer or intrabank transfer to Masco. Any payments made pursuant to clause (a) or (b) of this Section 7.06 shall bear interest from the Effective Date until paid at the rate of 8.06% per annum, compounded annually, with such interest payable concurrently with such payments.

        7.07 From and after the Effective Date, the treatment of existing health and welfare benefits as well as existing stock awards and stock options of employees of the Groups will be as described on Schedule III hereto.

        7.08 At the Closing, the parties shall execute and shall cause the Companies, as required, to execute the administrative consent order in the form proposed by the State of New Jersey and shall execute such other documents as may be reasonably required under ECRA.

                                     VIII
                       INDEMNIFICATION AND TAX MATTERS


        8.01 Subject to the provisions of Section 6.06 and Exhibit 1.04(b), Masco shall indemnify, defend and hold harmless TriMas, the Groups and their respective affiliates and the respective officers, directors, employees and shareholders of the foregoing (other than Masco and Masco Indiana) from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorneys' and accountant's fees and costs and expenses reasonably incurred in investigating, preparing, defending against, settling or prosecuting any litigation or claim, action, suit, proceeding or demand), of any kind or character, arising out of or in any manner incident, relating or attributable to (and after giving effect to (a) any proceeds from insurance received (other than self-assurance and insurance which is retrospectively rated), and (b) any amount reflected or reserved therefor in the December Balance Sheets) (i) any inaccuracy in any representation or breach of warranty of Masco contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by Masco or any of the Groups in connection with this Agreement, (ii) any failure by Masco to perform or observe, or to have performed or observed any covenant, agreement or condition to be performed or observed by Masco under this Agreement or under any certificate or other documents, instrument of transfer or agreement executed by Masco or any of the Groups in connection with this Agreement, (iii) (a) the matters disclosed on Exhibit 1.14(c) to the extent provided therein, and (b) remediation or clean-up obligations of any of the Groups and their respective officers, directors, employees or shareholders in their capacities as such, for
(1) the presence of hazardous or toxic wastes, substances or similar materials in the soil or ground water on, in, under or above property now or previously owned or leased by any of the Groups; or (2) the contamination of any property belonging to other parties with hazardous or toxic wastes, substances or similar materials insofar as such contamination is the result of the handling, storage, use, disposal, delivery for disposal or generation of any such hazardous or toxic wastes, substances or similar materials at any time prior to the Effective Date by or on behalf of any of the Groups, in each such case, regardless of the accuracy of the representations and warranties contained in Section 1.14 hereof or disclosures made on Exhibit 1.14(c) (except as otherwise set forth therein),
(iv) any agreements, contracts, negotiations or other dealings by Masco with any person concerning the sale of the capital stock or business of any of the Groups, (v) any guaranty to which any of the Groups is a party and which guarantees amounts payable by, or obligations of, any person or entity other than such Groups but in any event only insofar as such guaranty arises out of transactions prior to the Effective Date and is not reflected as a liability in the December Balance Sheets, (vi) the matters disclosed on Exhibit 1.18, (vii) any deferred Federal, state and local income tax liability of each of the Groups relating to any period prior to the Effective Date, (viii) any liability for damage to persons or property caused by acts or omissions of any of the Groups prior to the Effective Date, (ix) any liability incurred by the Reese Group in connection with the transfer of the assets of the Reese Products division of Masco Indiana to Reese, or (x) any liability of any of the Groups on account of product warranties for products or services manufactured, sold, provided, or performed by or on behalf of any of the Groups prior to the Effective Date.

8.02  Notwithstanding the provisions of Section 8.01:

        (A) TriMas shall have no right to make a claim under this Agreement except for the amount by which the aggregate of all claims thereunder which have not theretofore been reimbursed to TriMas and which TriMas would have been entitled to assert against Masco absent this Section 8.02, exceeds $900,000 ("Basket Amount") as adjusted pursuant to clause 8.02(C) below; provided, however, that the foregoing limitations shall not apply to any claim for indemnification arising out of or in any manner incident, relating or attributable to (i) any inaccuracy or incorrectness in any representations or warranties or any breach of any covenants contained in Sections 1.02, 1.03, 1.23, 1.25, 7.04, 8.10, 8.11, 8.12 or 9.01, (ii) a willful and intentional breach of, or failure to perform as a result of gross negligence, a covenant to be performed by Masco prior to he Closing, (iii) any claim arising under clauses
(iv), (vi), (vii) or (ix) of Section 8.01, (iv) the matters disclosed on Exhibit 1.14(c) to the extent set forth thereon, (v) costs arising which relate to remedial action required in order to obtain approval of the transactions contemplated herein under the New Jersey Environmental Clean-up Responsibility Act of 1983 ("ECRA") or (vi) the amount of expense relating to the Reese Group's obligation to repair or replace defective products under product warranties in the three-year period 1990 through 1992, if any, in excess of $375,000, and less than $530,000. Notwithstanding the foregoing or the provisions of Section 9.03, Masco shall have the right at its election to reimburse TriMas for amounts for which it is not otherwise obligated to reimburse TriMas as a result of the Basket Amount or as a result of the termination of the obligation to indemnify as set forth in Section 9.03, provided that Masco shall also pay TriMas interest on such amounts at the rate of 8.06 percent per annum, compounded annually, from the date of the loss giving rise to such indemnity until paid.

        (B) Masco shall have no responsibility or liability for, and shall have no indemnification obligation under Section 8.01 or otherwise on account of, the ownership or conduct of the businesses of the Groups from and after the Effective Date (including without limitation the continuation of conduct engaged in prior to the Effective Date), except to the extent that such may exist for the breach of any representation which specifically relates to the period after the Effective Date and prior to the Closing in Sections 1.07, 1.08, 1.14 and
1.30 or for breach of a covenant or a specific indemnification obligation of Masco to be performed after the Closing.

        (C) If TriMas or any of the Groups receives a tax benefit as a result of a matter subject to an indemnification claim under Section 8.01, TriMas shall apply such tax benefit when realized by TriMas as follows:

            (i)   TriMas shall pay to Masco an amount equal to the lessor of:
      (a) the amount of such tax benefit or (b) amounts previously paid by Masco to TriMas pursuant to Section 8.01.

            (ii) To the extent any such tax benefit exceeds the amount paid to Masco pursuant to subclause (i) above, the amount of such excess shall be an additional Basket Amount.

            (iii) If any such tax benefit is later disallowed by the taxing authority, then Masco shall promptly refund to TriMas the amount of any payment to Masco pursuant to subclause (i) above plus interest charged by the taxing authority on such disallowed tax benefit, and any adjustment to the Basket Amount on account of such tax benefit under subclause (ii) above shall be reversed and eliminated and Masco shall promptly pay to TriMas any payment which may be due as a result of the elimination of such adjustment to the Basket Amount.

        (D) The right of indemnification provided in Section 8.01 is solely for the benefit of the parties referred to therein, and such right will not be extended directly or indirectly, to any other person.

        (E) To the extent Exhibit 1.14(c) specifically limits or excludes Masco's indemnification obligation for certain matters,

Masco shall have no indemnification obligation for such matters under other provisions of this Agreement.

        8.03 If Masco is required to make or otherwise makes any payments to TriMas as a result of the inaccuracy of the representations contained in Section
1.20 relating to the collection of receivables, TriMas shall, concurrently with such payment, assign to Masco all of its title to and the right to collect the amount of the accounts receivable for which payment in any equal amount was made to TriMas by Masco. If any Group has receivables arising from unrecorded sales as of the Effective Date in excess of those reflected on its December Balance Sheet, Masco shall have the benefit thereof and TriMas shall at Masco's expense, assist Masco in the collection thereof provided that such collection effort does not unreasonably interfere with the business relationship between the Group and the account debtors.

        8.04 TriMas shall give Masco prompt notice of any claim for which indemnification may be sought by TriMas under Section 8.01 notwithstanding the fat that such claim would be subject to the Basket Amount. Masco shall at its own expense assume the defense of all claims for which it either is obligated to indemnify TriMas or elects to indemnify TriMas, with counsel of its choice. TriMas shall have the right to employ its own counsel in any such case at its own expense. TriMas agrees to cooperate with Masco in connection with any claim for which Masco is providing indemnification hereunder. Masco shall have the absolute right to settle at Masco's expense any claim, except for any settlement wherein criminal liability is admitted or which involves any action other than the payment of money, and in either such case, only with the prior written consent of TriMas.

        8.05 If a final determination is made that Masco is obligated to provide indemnification under Section 8.01 hereof, then Masco agrees to make any such indemnification payment promptly after such final determination is made.
If Masco fails to make any such indemnification payment which is owing to TriMas or any of the Groups within 30 days after such determination becomes final, TriMas shall have the right to off-set such amount against amounts owing to Masco by TriMas under this Agreement in addition to any other remedy which TriMas may have.

        8.06  TriMas shall file all tax returns or reports for the

Groups with respect to any taxable period which ends after the Effective
Date (except for any consolidated or combined return which reports income of Masco), provided that any tax liability with respect to a taxable period that began prior to the Effective Date shall be allocated between Masco and TriMas in accordance with the following provisions, and, provided, however, that Masco will receive as a credit to amounts allocated to it all amounts relating to such tax liability which are accrued on the Financial Statements.

            (A) In the case of any tax based on income of the Groups or any sales or use tax, the tax liability shall be divided between Masco and TriMas such that the tax liability attributable to income earned or sales made before the Effective Date shall be allocated to Masco and any tax liability attributed to income earned or sales made on or after the Effective Date shall be allocated to TriMas.

            (B) In the case of real estate tax, or other tax not based upon income or sales, the tax liability shall be divided between Masco and TriMas such that TriMas shall pay that portion of the tax liability determined on the basis of the number of days in the taxable period after the Effective Date divided by the total number of days in the taxable period and Masco shall pay that portion of the tax liability determined on the basis of the number of days in the tax period up to and including the Effective Date divided by the total number of days in the taxable period.

        8.07 Masco shall be entitled to any refund of any taxes attributable to the Groups for all periods ending before the Effective Date including interest thereon, and shall be paid any such refund, including interest thereon, promptly upon receipt thereof by TriMas or any of the Groups. Masco shall have the right to determine whether any such claim for refund of such taxes shall be made on behalf of the Groups. If Masco elects to make such a claim for refund, Masco shall bear the full expense of the making of such claim, shall reimburse TriMas or the Groups for the reasonable out-of-pocket expenses incurred by them in assisting in such claim, and TriMas and the Groups shall cooperate fully in connection with making such a claim. In the event any Group incurs a net operating loss after the Effective Date which is carried back to a prior period of any Group, Masco shall pay to the Group who incurred the net operating loss any such refund, including interest thereon, received by Masco or its affiliates, promptly upon receipt thereof, or shall pay to such Group the amount of any reduction in tax liability that Masco obtains as a consequence of such carryback and any such payment shall not be included in Pre-Tax Income under Section 7.06.

        8.08  (a)   Masco shall have exclusive authority, through counsel and
other representatives of its choice, to control, compromise or settle any audit or other examination by any governmental body or any judicial or administrative proceeding relating to liability for taxes ("Tax Contest") with respect to which
(1) a consolidated tax return or any other consolidated or combined tax return including any of the Groups for any period beginning before the Effective Date was filed, or (2) a separate tax return was filed for any of the Groups for any period ending on or before the Effective Date, except that in either case with respect to any item which may affect the Groups for any period after the Effective Date Masco must obtain the agreement of TriMas prior to a compromise or settlement of the matter, which agreement will not be unreasonably withheld by TriMas. TriMas shall promptly notify Masco of any notice TriMas or any of the Groups receives after the Closing of any threatened or pending Tax Contest or any proposed adjustment attributable to any such Tax Contest. TriMas and the Groups shall deliver to Masco any power of attorney required to allow Masco and its counsel and other representatives to represent any of the Groups in connection with any Tax Contest and shall use their best efforts to provide Masco with such assistance as may be reasonably requested by Masco in connection therewith. Masco shall reimburse TriMas for reasonable out-of-pocket expenses incurred by it in providing such assistance.

(b) For any Tax Contest involving a tax liability for a period beginning before the Effective Date and ending after the Effective Date, TriMas shall have exclusive authority, through counsel and other representatives of its choice, to control, compromise or settle such Tax Contest, and any taxes owed or professional fees incurred therewith shall be apportioned between TriMas and Masco as set forth in Section 8.06.

(c) If as a result of any Tax Contest (other than pertaining to the making of the Section 338(h)(10) election pursuant to Section

8.09 hereof or the increase in tax basis received by TriMas pursuant to such election), Masco incurs additional income tax liability but TriMas receives a related tax benefit in the form of an increase in tax basis or otherwise, such tax benefit shall be equitably apportioned between Masco and TriMas. Likewise, if as a result of any Tax Contest, TriMas incurs additional income tax liability and Masco receives a related benefit, such tax benefit shall be equitably apportioned between Masco and TriMas.

        8.09  At TriMas' request, Masco will make an effective election under
Section 338(h)(10) of the Internal Revenue Code relating to the transactions contemplated hereby.

        8.10 At the request of Masco, TriMas agrees to cause Fulton to withhold amounts owing by Fulton to the former stockholder of the Subsidiary, provided, however, that if Masco makes such a request, Masco will indemnify and hold TriMas and Fulton harmless against any liability relating to the withholding of such amounts. TriMas agrees to indemnify and hold Masco harmless with respect to (i) any liability incurred by Masco under the guarantee provided to the former stockholder of the Subsidiary in connection with the purchase of the Subsidiary by Fulton, except for liability arising form the above withholding, at the request of Masco, of amounts owing by Fulton to such former stockholder,
(ii) any liability incurred by Masco with respect to guarantees issued to third parties by Masco for the benefit of any of the Companies or the Subsidiary, and
(iii) any liability relating to any matter as to which any Group is responsible and which is not then subject to indemnification by Masco hereunder.

        8.11 Masco shall be responsible for the filing of returns for, and payment of, all 1989 local, state and Federal income taxes for all of the Groups. Masco will file all such returns and pay such income taxes in a timely manner. TriMas shall be responsible for the filing of returns for, and payment of, all other 1989 taxes for all of the Groups, provided, however, that Masco will promptly reimburse TriMas for any amount paid by TriMas for such other 1989 tax which is not reflected as a liability in the December Balance Sheets. If, however, such liability reflected in the December Balance Sheets exceeds the amount of such other 1989 taxes, such excess shall be promptly paid to Masco by TriMas.

        8.12 Masco shall perform all investigative and remedial measures required by the New Jersey Department of Environmental Protection for compliance with ECRA, at its sole expense (except for measures set forth on Exhibit 1.14(c) to be performed at TriMas' expense), and shall have the responsibility, at its sole expense, to negotiate with and make all necessary filings and submissions regarding ECRA. Masco shall also, at its sole expense, perform all of its other obligations described in Exhibit 1.14(c). Notwithstanding the foregoing, Masco shall consult with TriMas with respect to such matters and provide TriMas with a complete copy of each filing or submission at the time it is made. TriMas agrees to cooperate with Masco in connection with the compliance with ECRA and any remediation which may be required in connection therewith or any other laws, rules or regulations relating to environmental matters or with respect to the matters described in
Exhibit 1.14(c) as to which Masco has an obligation to perform, provided, however that Masco will not take any action which will unduly hamper the ability of the Groups to carry on their respective businesses in the ordinary course. Notwithstanding the foregoing, if any capital expenditures are required in connection with any such remediation, and such capital expenditures will provide efficiencies to any Group which will result in decreased capital or operating costs unrelated to environmental compliance in the future, TriMas will, promptly after such capital expenditures are made, pay to Masco the present value of the amount of savings which will be realized by any Group as a result of such decreased costs, provided, however, that such payment shall not exceed the amount of such capital expenditure.

                                      IX
                                   GENERAL

        9.01 Except for services of Salomon Brothers Inc, the cost for which Masco will pay, Masco represents and warrants to TriMas that the services of a broker or finder have not been used by Masco in connection with any of the matters pertaining to the transactions contemplated herein and that no broker's, finder's or financial advisor's fee will become payable by TriMas or any of the Groups by reason of the execution of this Agreement or the consummation of the transactions contemplated herein and arising out of the acts or omissions of Masco. Masco will hold harmless and indemnify TriMas, each of the Groups and their respective affiliates and the officers, directors, employees and shareholders of the foregoing (other than Masco and Masco Indiana) from and against any claim for broker's, finder's or financial advisor's fees, including costs or expenses incurred in connection with the defense of any suit claiming such fees, or in any other manner pertaining to claims for such fees, which may become payable by reason of the acts or omissions of Masco. TriMas retained the services of PaineWebber Incorporated in connection with the transactions contemplated by this Agreement, the cost of which will be paid by TriMas.
TriMas shall hold harmless and indemnify Masco from and against any claim for broker's, finder's, or financial advisor's fees, including costs or expenses incurred in connection with the defense of any suit claiming such fees, or in any other manner pertaining to claims for such fees, which may become payable by Masco solely by reason of the acts or omissions of TriMas.

        9.02 This Agreement shall be construed, interpreted and rights of the parties determined in accordance with the laws of the State of Michigan.

        9.03 The representations, warranties and other agreements herein contained shall continue in full force and effect after the Closing notwithstanding any investigation by a party hereto or such party's actual knowledge of any inaccuracy in any representation or warranty, subject to
Section 6.06, (i) without termination in the case of those contained in Sections 1.02, 1.03, 1.23, 1.25, 7.04, 8.10, 8.11, 8.12 and 9.01 and clauses (iii) (a),
(iv), (vi), (vii) and (ix) of Section 8.01 and clauses (C) and (D) of Section 8.02, (ii) in the case of those contained in Section 1.06, 8.06, 8.07, 8.08 and 8.09, until the expiration of the statute of limitations (including any extensions) applicable to tax returns relating to any period prior to the Effective Date, (iii) in the case of those contained in Section 1.19 which relate to compliance with ERISA, until the expiration of the statue of limitations (including any extensions) contained in ERISA, and (iv) until the date which is three years (or such longer period as specifically provided herein) after the Effective Date in the case of all other representations, warranties, and agreements contained herein. No claim for indemnity may be made on account of the inaccuracy or incorrectness of any representation, warranty or agreement contained herein unless prior to the expiration for the survival period the party claiming indemnity has given notice to the party against whom indemnification is sought. Any claim timely and properly made prior to such expiration shall be subject to indemnification hereunder notwithstanding any subsequent expiration.

        9.04 This Agreement (which terms, as used in this Agreement, includes the Schedules and Exhibits referred to herein) constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be implied or be binding (including, without limitation, any alleged waiver based on a party's knowledge of a breach or inaccuracy in any representation or warranty contained herein) unless in writing and signed by the party against which such amendment, supplement, modification, waiver or termination is asserted. No waiver of a provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly therein provided.

        9.05 All of the terms and provisions of this Agreement by or for the benefit of the parties shall be binding upon and inure to the benefit of their successors, assigns, heirs and personal representatives. The rights and obligations provided by this Agreement shall not be assignable, except by TriMas (without discharge of its obligations hereunder) to a subsidiary or affiliate or a successor to its business and, except as expressly provided herein, nothing herein is intended to confer upon any person other than the parties and their successors, any rights or remedies under or by reason of this Agreement.

        9.06 All instruments or documents to be delivered by any party to this Agreement shall be in form and content reasonably satisfactory to the counsel for the party receiving such instrument or document. Each Exhibit shall be identified by a cover page and initialed on each page for purposes of identification on behalf of Masco by an officer or counsel for Masco. TriMas' authorized representative or counsel shall likewise initial each page thereof solely for purposes of identification and to acknowledge receipt thereof. Each Exhibit shall be deemed an integral part of this Agreement.

        9.07 This Agreement my be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

        9.08 All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (except as may otherwise be specifically provided herein to the contrary) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed or mailed by certified or registered mail with postage prepaid or shipped and receipted by express courier service, charges prepaid by shipper addressed as follows (or to such other address as may be designated by notice given pursuant hereto):

      (a)   If to Masco to          President
                                    Masco Corporation
                                    21001 Van Born Road
                                    Taylor, Michigan 48180

            with a copy to          General Counsel
                                    Masco Corporation
                                    21001 Van Born Road
                                    Taylor, Michigan 48180

      (b)   If to TriMas to         President
                                    TriMas Corporation
                                    315 East Eisenhower Parkway
                                    Ann Arbor, Michigan 48108

            with a copy to          Michael Staebler
                                    Pepper, Hamilton & Scheetz
                                    36th Floor
                                    100 Renaissance Center
                                    Detroit, Michigan 48243

        9.09 In order to preserve for TriMas the corporate opportunity of the business of each of the Groups, Masco agrees that, for a period of ten years following the Closing, neither Masco nor any subsidiary of Masco will, directly or indirectly, engage in any Business Activity in respect of the Products, as such terms are hereinafter defined (other than on behalf of TriMas or any of its subsidiaries and other than as a result of any activities engaged in by Masco Industries, Inc. or any of its subsidiaries) whether such engagement is as a proprietor, partner, or investor (other than as a holder of less than 10% of the outstanding capital stock of a publicly traded corporation) in the respective geographic areas in which the products or services of the Groups have been distributed or provided during the two year period prior to the Closing; provided, however, that the foregoing shall in no way restrict Masco or any of its subsidiaries or any entity in which Masco or any of its subsidiaries has a investment from investing in and thereafter owning or operating any such entity whose annual revenues for the complete fiscal year immediately prior to such investment, relating to the Business Activities in respect of the Products, do not exceed 15% of the total revenues of such entity for such year. For purposes of this Section 9.09, "subsidiary of Masco" is defined as any company (i) over 50% of the common stock of which is owned by Masco, and (ii) a majority of the directors of which can be elected by Masco. "Business Activity" is defined as designing, developing, manufacturing, selling, marketing or servicing Products. "Products" are defined as weight-distributing and weight-carrying hitches, custom hitch receivers, sway control devices and towing accessories; marine trailer, automatic brake and worm gear winches, trailer jacks for marine, industrial and agricultural applications, couplers and trailer accessories, outboard motor brackets, boat hooks, boarding ladders, boat cover poles, boat fender holders, paddles, trolling motor connecting rod assemblies, marine radar reflectors and radar scanner platforms and propeller locks and rudders; and pressure sensitive tapes and coatings and facing for commercial and industrial insulation. It is expressly understood and agreed that although Masco and TriMas consider the restrictions contained in this Section 9.09 to be reasonable for the purpose of preserving for TriMas the corporate opportunity of each of the Groups, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Section 9.09 is an unenforceable restriction on the activities of Masco or its subsidiaries, the provisions of this Section 9.09 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in this Section 9.09 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein.

        9.10 For purposes of this Agreement, "knowledge of Masco" or phrases of similar import will be deemed to include the knowledge of the officers, directors and other key employees of Masco and each of the Groups.

        9.11 TriMas agrees that it will not, with respect to any of the Groups, effect any "plant closing" or "mass layoff" as defined by Section 1 of the Worker Adjustment and Retraining Notification Act, within 60 days after the date of Closing.

        9.12 Except with respect to Compac, immediately after the Closing, TriMas will cause each of the Groups to use all reasonable efforts to cause the products of each of the Groups to be identified as manufactured after the date of Closing.

        9.13 TriMas and Masco each agree with the other that the original sales and accounting records of each of the Groups to be delivered to or retained by a party pursuant to the terms hereof shall be retained by such party for a period of five years after the Closing and that such party shall afford to the other reasonable access thereto as may be necessary for purposes of preparing tax returns, financial statements or for such other purposes as such other party may reasonably request.

        9.14 After the Closing, each of the parties will execute and deliver from time to time at the request of the other party all such other instruments as are necessary or appropriate to evidence or effectuate the transactions contemplated by this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                    MASCO CORPORATION


                                    By/s/Richard A. Manoogian
                                      ------------------------------
                                      Chairman of the Board

                                    TRIMAS CORPORATION


                                    By/s/Brian P. Campbell
                                      ------------------------------
                                      President